Filed Pursuant to Rule 433

Registration No. 333-158385

March 8, 2012

FREE WRITING PROSPECTUS

(To Prospectus dated April 2, 2009,

Prospectus Supplement dated April 9, 2009,

and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $ Dual Index Notes Linked to the S&P 500® Index and the MSCI All Country Asia Ex Japan Index due December 13, 2012 (the “Notes”)

General

•	Terms used in this free writing prospectus are described or defined herein, in the accompanying product supplement, prospectus supplement and prospectus. The Notes offered will have the terms described herein and in the accompanying product supplement, prospectus supplement and prospectus. The Notes do not guarantee return of principal, and you may lose up to 100.00% of your initial investment. The Notes will not bear interest.
•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Dual Index Notes.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset, any component index or any security included in the Reference Asset or as to the suitability of an investment in the related Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing December 13, 2012.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Issuer Rating:	A+ (S&P), A1 (Moody’s), AA (Fitch)*
Reference Asset:	The S&P 500® Index (“SPX”) and the MSCI All Country Asia Ex Japan Index (“MXASJ”) (each, an “Underlying” and together, the “Underlyings”)
Principal Amount:	$1,000 per Note.
Pricing Date:	March 8, 2012
Trade Date:	March 8, 2012
Original Issue Date:	March 13, 2012
Final Valuation Date:	December 10, 2012, subject to adjustment as described herein and in the accompanying product supplement.
Maturity Date:	3 business days after the Final Valuation Date and is expected to be December 13, 2012. The Maturity Date is subject to further adjustment as described under “Market Disruption Events” herein and under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
Payment at Maturity:	For each Note, the Cash Settlement Value.
Cash Settlement Value:	For each Note, you will receive a cash payment on the Maturity Date that is based on the Reference Return (as described below):
You will receive an amount equal to 100.00% of the Principal Amount plus:
the product of (a) the Principal Amount multiplied by (b) the Reference Return.
If the Reference Return is less than 0.00%, you will lose 1.00% of the Principal Amount for each percentage point that the Reference Return is below zero. This means that if the Reference Return is -100.00%, you will lose your entire investment.
Reference Return:	SPX Return + MXASJ Return
SPX Return:	The lesser of:
(a) the quotient, expressed as a percentage, calculated as follows:
Final Level of the SPX – Initial Level of the SPX
Initial Level of the SPX
and (b) 0%
MXASJ Return:	The greater of, subject to the MXASJ Cap:
(a) the quotient, expressed as a percentage, calculated as follows:
Final Level of the MXASJ – Initial Level of the MXASJ
Initial Level of the MXASJ
and (b) 0%
MXASJ Cap:	38%
Initial Level of the SPX:	The Official Closing Level of the SPX on the Pricing Date.
Initial Level of the MXASJ:	The Official Closing Level of the MXASJ on the Pricing Date.
Final Level of the SPX:	The Official Closing Level of the SPX on the Final Valuation Date, as determined by the calculation agent.
Final Level of the MXASJ:	The Official Closing Level of the MXASJ on the Final Valuation Date, as determined by the calculation agent.
Official Closing Level:	The Official Closing Level of the relevant Underlying on any scheduled trading day as determined by the calculation agent based upon, for the SPX, the level displayed on the Bloomberg Professional® service page “SPX <INDEX>” or any successor page on Bloomberg Professional® service or any successor service, as applicable, and for the MXASJ the level displayed on the Bloomberg Professional® service page “MXASJ <INDEX>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	4042K1A29 /
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The Notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution directly to investors. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$0	$1,000
Total

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $1,000 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

March 8, 2012

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the Note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset, any Underlying or any securities comprising the Underlyings or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this free writing prospectus and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Dual Index Notes. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm
•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC, as Issuer, and Wells Fargo Bank, National Association, as trustee. Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement. HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC and HSBC Bank USA, N.A.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns are calculated assuming a hypothetical Initial Level of 1,350.00 for the S&P 500® Index and 525.00 for the MSCI All Country Asia Ex Japan Index.

Example 1: The level of the S&P 500® Index increases from the Initial Level of 1,350.00 to a Final Level of 1,417.50. The level of the MSCI All Country Asia Ex Japan Index increases from the Initial Level of 525.00 to a Final Level of 551.25. Although the S&P 500® Index increased by 5.00% from its Initial Level of 1,350.00 to its Final Level of 1,417.50, the SPX Return is 0.00%. Because the Final Level of the MSCI All Country Asia Ex Japan Index increased by 5.00% to 551.25 from its Initial Level of 525.00, the MXASJ Return is equal to 5.00%, which is less than the MXASJ Cap. The Reference Return on the Notes is equal to the sum of the SPX Return and the MXASJ Return (0.00% + 5.00%), or 5.00%. The investor receives a Payment at Maturity of $1,050.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 5.00%) = $1,050.00

Example 2: The level of the S&P 500® Index decreases from the Initial Level of 1,350.00 to a Final Level of 1,282.50. The level of the MSCI All Country Asia Ex Japan Index increases from the Initial Level of 525.00 to a Final Level of 551.25. Because the S&P 500® Index decreased by 5.00% from its Initial Level of 1,350.00 to its Final Level of 1,282.50, the SPX Return is -5.00%. Because the Final Level of the MSCI All Country Asia Ex Japan Index increased by 5.00% to 551.25 from its Initial Level of 525.00, the MXASJ Return is equal to 5.00%, which is less than the MXASJ Cap. The Reference Return on the Notes is equal to the sum of the SPX Return and the MXASJ Return (–5.00% + 5.00%), or 0.00%. The investor receives a Payment at Maturity of $1,000.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 0.00%) = $1,000.00

Example 3: The level of the S&P 500® Index decreases from the Initial Level of 1,350.00 to a Final Level of 1,012.50. The level of the MSCI All Country Asia Ex Japan Index decreases from the Initial Level of 525.00 to a Final Level of 472.50. Because of the 25.00% decrease in the S&P 500® Index from its Initial Level of 1,350.00 to its Final Level of 1,012.50, the SPX Return is -25.00%. Because the Final Level of the MSCI All Country Asia Ex Japan Index decreased by 10.00% to 472.50 from its Initial Level of 525.00, the MXASJ Return is equal to 0.00%. The Reference Return on the Notes is equal to the sum of the SPX Return and the MXASJ Return (-25.00% + 0.00%), or -25.00%. The investor receives a Payment at Maturity of $750.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × -25.00%) = $750.00

Example 4: The level of the S&P 500® Index increases from the Initial Level of 1,350.00 to a Final Level of 1,620.00. The level of the MSCI All Country Asia Ex Japan Index decreases from the Initial Level of 525.00 to a Final Level of 472.50. Although the S&P 500® Index increased by 20.00% from its Initial Level of 1,350.00 to its Final Level of 1,620.00, the SPX Return is 0.00%. Because the MSCI All Country Asia Ex Japan Index decreased by 10.00% to 472.50 from its Initial Level of 525.00, the MXASJ Return is equal to 0.00%. The Reference Return on the Notes is equal to the sum of the SPX Return and the MXASJ Return (0.00% + 0.00%), or 0.00%. The investor receives a Payment at Maturity of $1,000.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 0.00%) = $1,000.00

Example 5: The level of the S&P 500® Index increases from the Initial Level of 1,350.00 to a Final Level of 1,417.50. The level of the MSCI All Country Asia Ex Japan Index increases from the Initial Level of 525.00 to a Final Level of 761.25. Because the S&P 500® Index increased by 5.00% from its Initial Level of 1,350.00 to its Final Level of 1,417.50, the SPX Return is 0.00%. Although the MSCI All Country Asia Ex Japan Index increased by 45.00% to 761.25 from its Initial Level of 525.00, the MXASJ Return is limited by the MXASJ Cap to 38.00%. The Reference Return on the Notes is equal to the sum of the SPX Return and the MXASJ Return (0.00% + 38.00%), or 38.00%. The investor receives a Payment at Maturity of $1,380.00 per $1,000 Principal Amount of Notes, the maximum payment on the Notes, calculated as follows:

$1,000 + ($1,000 × 38.00%) = $1,380.00

Example 6: The level of the S&P 500® Index decreases from the Initial Level of 1,350.00 to a Final Level of 1,282.50. The level of the MSCI All Country Asia Ex Japan Index increases from the Initial Level of 525.00 to a Final Level of 761.25. Because the S&P 500® Index decreased by 5.00% from its Initial Level of 1,350.00 to its Final Level of 1,282.50, the SPX Return is -5.00%. Although the MSCI All Country Asia Ex Japan Index increased by 45.00% to 761.25 from its Initial Level of 525.00, the MXASJ Return is limited by the MXASJ Cap to 38.00%. The Reference Return on the Notes is equal to the sum of the SPX Return and the MXASJ Return (–5.00% + 38.00%), or 33.00%. The investor receives a Payment at Maturity of $1,330.00 per $1,000 Principal Amount of Notes, calculated as follows:

$1,000 + ($1,000 × 33.00%) = $1,330.00.

Selected Purchase Considerations

•	POTENTIAL PARTICIPATION IN THE APPRECIATION OF THE MSCI ALL COUNTRY ASIA EX JAPAN INDEX, SUBJECT TO THE MXASJ CAP — The Notes provide the opportunity to participate in the appreciation of the MSCI All Country Asia Ex Japan Index up to the MXASJ Cap of 38.00%, provided that any such increases in the MSCI All Country Asia Ex Japan Index are not offset by decreases in the S&P 500® Index. You will not participate in any decline in the level of the MSCI All Country Asia Ex Japan Index. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	Full Participation in the Decline of S&P 500® INDEX — The Notes are fully exposed to a decline in the Final Level of the S&P 500® Index, as compared to its Initial Level. If the level of the S&P 500® Index declines, and the level of the MSCI All Country Asia Ex Japan Index appreciates, any appreciation of the MXASJ Return will be offset by the decline in the S&P 500® Index. If the level of the S&P 500® Index declines, and the level of the MSCI All Country Asia Ex Japan Index does not appreciate, you will lose 1.00% of the Principal Amount for every 1.00% that the SPX Return is less than zero. If the Reference Return is -100.00%, you will lose your entire investment.
•	No Participation in THE APPRECIATION OF THE S&P 500® — You will not participate in any increase in the level of the S&P 500® Index. Because the SPX Return is equal to the lesser of the change in the level of the S&P 500® Index and 0%, the maximum SPX Return for purposes of calculating the Reference Return is 0%.
•	LINKED to THE S&P 500® INDEX — The return on the Notes is linked in part to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Description of the Reference Asset” herein.
•	Linked TO THE MSCI All Country Asia Ex Japan Index — The return on the Notes is linked in part to the performance of the MSCI All Country Asia Ex Japan Index. The MSCI All Country Asia Ex Japan Index consists of approximately 617 constituents, covering approximately 84% of the free float-adjusted market capitalization in each of the ten countries included in the Index. For additional information about the MSCI All Country Asia Ex Japan Index, see the information set forth under “Description of the Reference Asset” herein.
•	TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid forward or other executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the Notes as pre-paid forward or other executory contracts with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as short-term capital gain or loss. For a further discussion of U.S. federal income tax consequences related to the Notes, see the section “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset, any Underlying or any of the securities comprising the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Return is positive or negative. Your investment will be exposed on a 1-to-1 basis to any decline in the SPX beyond the increase, if any, in the level of the MXASJ. You may lose up to 100.00% of your investment.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MXASJ CAP — The MXASJ Cap limits the MXASJ Return to 38.00%, which in turn limits the Reference Return to 38.00% of the Principal Amount of the Notes, regardless of the appreciation in the level of the MSCI All Country Asia Ex Japan Index, which may be significantly greater than the MXASJ Cap. Even if the MXASJ Return is much greater than the MXASJ Cap, any decrease in the level of the S&P 500® Index will reduce the maximum return on the Notes below 38%. You will not receive a return on the notes greater than the MXASJ Cap.
•	CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	YOU WILL NOT PARTICIPATE IN THE APPRECIATION OF THE S&P 500® INDEX — Your return on the Notes is linked in part to the performance of the S&P 500® Index. However, you will only participate in any decrease in the level of the S&P 500® Index and you will not have exposure any increase in the level of the S&P 500® Index. If the S&P 500® Index appreciates over the term of the Notes, you will not see any additional gain as a result of such increase.
•	A DECREASE IN THE LEVEL OF THE S&P 500® INDEX MAY OFFSET THE APPRECIATION OF THE MSCI ALL COUNTRY ASIA EX JAPAN INDEX — You will participate in the positive appreciation of the MSCI All Country Asia Ex Japan Index as compared to its Initial Level up to the MXASJ Cap, but your return will be exposed to any decline in the S&P 500® Index. As a result, a positive return for the MSCI All Country Asia Ex Japan Index, subject to the MXASJ Cap, will be offset on a 1-to-1 basis by any decline in the S&P 500® Index. Movements in the levels of the S&P 500® Index and the MSCI All Country Asia Ex Japan Index may not correlate with each other. At a time when the level of the MSCI All Country Asia Ex Japan Index increases, the level of the S&P 500® Index may decline, reducing your return on the Notes and possibly resulting in the loss of your entire investment in the Notes.
•	SUITABILITY OF NOTES FOR INVESTMENT – A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in this free writing prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of Notes by you prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Underlyings would have.
•	LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market but is not required to do so and may cease making such offers at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the level of the Underlyings and the value of the Notes. The calculation agent is under no obligation to consider your interests as a holder of the Notes in taking any actions that might affect the value of your Notes.
•	The Notes are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of the Issuer, and in the event that we are unable to pay our obligations as they become due, you may not receive the full Payment at Maturity of the Notes.
•	An Investment in the Notes is Subject to Currency Exchange Risk — Because the MSCI All Country Asia Ex Japan Index is denominated in U.S. Dollars, the prices of the component stocks comprising the such index will be converted into U.S. Dollars for the purposes of calculating the value of the index and, thus, noteholders will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the MSCI All Country Asia Ex Japan Index trade. A noteholder’s net exposure will depend on the extent to which the currencies in which the equity securities held by the MSCI All Country Asia Ex Japan Index trade strengthens or weakens against the U.S. Dollar. If the U.S. Dollar strengthens against the currencies in which the equity securities held by the MSCI All Country Asia Ex Japan Index trade, the value of the Reference Asset may be adversely affected, and the principal payment at maturity of the notes may be reduced.
•	Risks Associated with Foreign Securities Markets — The return on your Notes is linked in part to the MSCI All Country Asia Ex Japan Index. Because stocks or companies included in the MSCI All Country Asia Ex Japan Index are publicly traded in foreign countries and are denominated in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	THE NOTES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The MSCI All Country Asia Ex Japan Index contains constituent securities from several emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of these Basket Currencies, and, consequently, the return on the Notes.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the expected volatility of the Underlyings;
•	the time to maturity of the Notes;
•	the dividend rate on the equity securities underlying the Underlyings;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events that affect the Underlyings or the stock markets generally; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the Underlyings or any of the securities comprising the Underlyings. All disclosures contained in this free writing prospectus regarding the Underlyings, including their make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Underlyings or any constituent included in the Underlyings contained in this free writing prospectus. You should make your own investigation into each Underlying.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The S&P 500® Index

HSBC has derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”). S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

S&P publishes the SPX

The S&P 500® Index (the “SPX”) is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. S&P chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. S&P may from time to time in its sole discretion, add companies to or delete companies from, the SPX to achieve these objectives.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main industry groups comprise the SPX: Information Technology, Financials, Consumer Staples, Health Care, Energy, Industrials, Consumer Discretionary, Utilities, Materials and Telecommunication Services. Changes in the SPX are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website. Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

The SPX does not reflect the payment of dividends on the stocks included in the SPX and therefore the payment on the Notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until the Maturity Date.

Computation of the SPX

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock. In March 2004, S&P announced that it would transition the SPX to float-adjusted market capitalization weights. The transition began in March 2005 and was completed in September 2005. S&P’s criteria for selecting stock for the SPX was not changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX (i.e., its Market Value). Currently, S&P calculates the SPX based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the SPX is proportional to its float-adjusted Market Value.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;
•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and
•	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an Index divisor (the “Divisor”). For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this document, the SPX is also calculated using a base-weighted aggregate methodology: the level of the SPX reflects the total Market Value of all the component stocks relative to the SPX base period of 1941-43. The daily calculation of the SPX is computed by dividing the Market Value of the SPX component stocks by a Divisor, which is adjusted from time to time as discussed below.

The simplest capitalization weighted index can be thought of as a portfolio consisting of all available shares of the stocks in the index. While this might track this portfolio’s value in dollar terms, it would probably yield an unwieldy number in the trillions. Therefore, the actual number used in the SPX is scaled to a more easily handled number, currently in the thousands, by dividing the portfolio Market Value by the Divisor.

Ongoing maintenance of the SPX includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs. Continuity in the level of the SPX is maintained by adjusting the Divisor for all changes in the SPX constituents’ share capital after the base period of 1941-43 with the level of the SPX as of the base period set at 10. Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the SPX from changing due to corporate actions, all corporate actions which affect the total Market Value of the SPX also require a Divisor adjustment. By adjusting the Divisor for the change in total Market Value, the level of the SPX remains constant. This helps maintain the level of the SPX as an accurate barometer of stock market performance and ensures that the movement of the SPX does not reflect the corporate actions of individual companies in the SPX. All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the SPX. As noted in the preceding paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the SPX and do not require Divisor adjustments.

The table below summarizes the types of SPX maintenance adjustments and indicates whether or not an Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines Divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the SPX, no company removed from the SPX.	No

Spin-off	Spun-off company added to the SPX, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the SPX. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation	Yes

Type of Corporate Action	Comments	Divisor Adjustment

assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the SPX component stocks (the “Post-Event Aggregate Market Value”). In order that the level of the SPX (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

•	Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

•	New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

Another large part of the SPX maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the SPX. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the SPX are updated as required by any changes in the number of shares outstanding and then the Index Divisor is adjusted accordingly. In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis. Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually. In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

License Agreement with S&P

HSBC has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by S&P or its third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general stock market performance. S&P's and its third party licensor’s only relationship to HSBC USA Inc. is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the SPX which is determined, composed and calculated by S&P or its third party licensors without regard to HSBC USA Inc. or the Notes. S&P and its third party licensors have no obligation to take the needs of HSBC USA Inc. or the owners of the Notes into consideration in determining, composing or calculating the SPX. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

NEITHER STANDARD & POOR’S, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE SPX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. STANDARD & POOR’S, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE SPX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL STANDARD & POOR’S, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are trademarks of Standard and Poor’s and have been licensed for use by HSBC USA Inc.

MSCI All Country Asia Ex Japan Index

We have derived all information contained in this document regarding the MSCI All Country Asia Ex Japan Index (the “MXASJ”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of and is subject to change by, MSCI Inc. MSCI Inc. is under no obligation to continue to publish, and may discontinue or suspend the publication of the MXASJ at any time.

General

This document is not an offer to sell and it is not an offer to buy interests in the Reference Asset or any of the securities comprising the Reference Asset. All disclosures contained in this free writing prospectus regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset or any constituent included in the Reference Asset contained in this free writing prospectus. You should make your own investigation into each Reference Asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The MSCI All Country Asia Ex Japan Index

The MSCI Indices were introduced in 1969 by Capital International as the first international performance benchmarks constructed to facilitate accurate comparison of world markets.  Morgan Stanley acquired the rights to license the MSCI Indices in 1986.  In November 1998, Morgan Stanley transferred all rights to the MSCI Indices to MSCI, a Delaware corporation.  In 2004, MSCI acquired Barra, Inc., a provider of risk analytics, performance measurement and attribution systems and services to managers of portfolio and firm-wide investment risk and merged this with MSCI.  The MSCI single country standard equity indices have covered the world’s developed markets since 1969, and in 1988, MSCI commenced coverage of the emerging markets. In 2009, MSCI fully separated from Morgan Stanley.

All information regarding the MSCI Indices reflect the policies of, and is subject to change by, MSCI.

Description of the Index

The MSCI All Country Asia Ex Japan Index captures large and mid cap representation across 2 of 3 Developed Markets countries (Hong Kong and Singapore but excluding Japan) and 8 Emerging Markets countries (China, India, Indonesia, Korea, Malaysia, the Philippines, Taiwan and Thailand) in Asia by tracking the MSCI index for each country (each, a “Constituent Country Index”). With approximately 617 constituents, the index covers approximately 84% of the free float-adjusted market capitalization in each country.  It is based on the Global Investable Market Indices methodology which emphasizes index liquidity, investibility and replicability. The MSCI All Country Asia Ex Japan Index has a base value of 100 and a base date of December 31, 1987.

The MSCI All Country Asia Ex Japan Index in USD is reported by Bloomberg under the ticker symbol “MXASJ <Index>”.

The Country Indices

Each Constituent Country Index is referred to individually as a “Country Index” and collectively as the “Country Indices”.  Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index”.

The components of each Country Index used to be selected by MSCI from among the universe of securities eligible for inclusion in the Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investability criteria.  Following a change in MSCI’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level—so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion—but will still be subject to liquidity, foreign investment restrictions and other investability adjustments.  MSCI defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Calculation of the MSCI AC Asia ex Japan Index

The performance of the MSCI All Country Asia Ex Japan Index on any given day represents the weighted performance of all of the components (the “Index Components”) included in all of the Constituent Country Indices.  Each Index Component in the MSCI All Country Asia Ex Japan Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the Index Components included in all of the Constituent Country Indices.

Maintenance of and changes to the MSCI Indices

MSCI maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments.  In maintaining the MSCI Indices, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and minimizing turnover in the indices.

As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

•	semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;
•	quarterly reviews, which will occur each February and August and will focus on significant changes in the market since the last semi-annual review; and
•	ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations, issuances and other extraordinary transactions, corporate actions and events.

Based on these reviews, additional components may be added, and current components may be removed, at any time.  MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.

Prices and exchange rates

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such.  MSCI reserves the right to use an alternative pricing source on any given day.

Exchange rates

MSCI uses the foreign exchange rates published by WM / Reuters at 4:00 p.m., London time.  MSCI uses WM / Reuters rates for all developed and emerging markets.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year Day), the previous business day’s rates are normally used.

MSCI continues to monitor exchange rates independently and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if MSCI determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day.  In such circumstances, an announcement would be sent to clients with the related information.  If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

License Agreement

HSBC or one of its affiliates has entered into a non-exclusive license agreement with MSCI whereby HSBC and certain of its affiliates, in exchange for a fee, are permitted to use the MSCI Indices in connection with certain securities, including the notes.  We are not affiliated with MSCI, the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement provides that the following language must be set forth herein:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX.  THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY HSBC.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OR THE NOTES.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR

RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.  NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OF IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS FO THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required.  Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Historical Performance of Underlyings

The following graphs sets forth the historical performance of the Underlyings based on the daily historical closing levels from March 8, 2007 through March 7, 2012. The closing level for the S&P 500® Index on March 7, 2012 was 1,352.63. The closing level for the MSCI All Country Asia Ex Japan Index on March 7, 2012 was 515.25. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level on the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Historical Performance of the S&P 500® Index

Source: Bloomberg

Historical Performance of the MSCI All Country Asia Ex Japan Index

Source: Bloomberg

Market Disruption Events

Notwithstanding the definition of market disruption event in the accompanying product supplement, “market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) any suspension of or limitation imposed on trading by any relevant exchange or related exchanges or otherwise, (A) relating to any stocks or other securities included in such index then constituting 20% or more of the level of such index; or (B) in futures or options contracts relating to such index on any related exchange; or

(ii) any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, any stocks or other securities included in such index then constituting 20% or more of the level of such index; or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to such index on any applicable related exchange; or

(iii) the closure, on any scheduled trading day, of any relevant exchange or any related exchange relating to any stocks or other securities included in such index then constituting 20% or more of the level of such index prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange; or (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC, at the price indicated on the cover of this pricing supplement. HSBC Securities (USA) Inc. will forgo any fees or commissions in connection with the offering of the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

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